Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

AG Twin Brook BDC, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$196,034,000.00	(1)	$0.00011020	$21,602.95	(2)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$196,034,000.00			$21,602.95
Total Fees Due for Filing				$—
Total Fees Previously Paid				$—
Total Fee Offsets				$21,602.95	(3)
Net Fee Due				$—

(1)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May [19], 2023, based on the net asset value of AG Twin Brook BDC, Inc. (“AGTB”) as of March 31, 2023, as disclosed in AGTB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
(2)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by 0.00011020.
(3)	Previously paid by AG Twin Brook Capital Income Fund.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Pre M14A	333-268405	5-19-2023		$21,602.95
Fee Offset Sources	AG Twin Brook Capital Income Fund	Pre M14A	333-268405		5-19-2023		$21,602.95